UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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QUALITY SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

AHMED D. HUSSEIN MURRAY F. BRENNAN, M.D. PATRICK B. CLINE THOMAS R. DIBENEDETTO IAN A. GORDON JOHN MCDUFFIE JOHN MUELLER
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FOR IMMEDIATE RELEASE

AHMED D. HUSSEIN

ANNOUNCES SLATE'S CHOICE FOR NON-EXECUTIVE BOARD CHAIR

Calls on Shareholders to Vote the GOLD Proxy Card

New York, NY – July 30, 2012 – Below is a letter from Ahmed D. Hussein to his fellow shareholders of Quality Systems, Inc. (NASDAQ: QSII):

Dear fellow shareholders:

Despite my significant share ownership, the current board at Quality Systems does not allow me to participate in any meaningful fashion in overseeing my investment in the company and seeks to interfere with my ownership rights without any right or power to do so.  The company and its lawyers refuse to respond to my letters and those of my counsel.

The company's recent communications attempt to divert your attention from the miserable financial performance of the company by making irresponsible attacks on my motives and integrity. I have warned the shareholders repeatedly about the potential for poor financial results. The performance of the company has substantially damaged my financial interest as well as the financial interest of other shareholders.

I asked my nominees, who are Murray F. Brennan, M.D., Patrick B. Cline, Thomas R. DiBenedetto, Ian A. Gordon, Lieutenant General (Ret) John "Mike" McDuffie, John "Jack" Mueller, and myself, to choose a non-executive chairman of the board, if our slate constitutes a majority of the board following the annual shareholders' meeting. Our unanimous decision was to choose Lieutenant General (Ret) Mike McDuffie.

Please read the definitive proxy statement and other materials posted at www.abetterqsii.com and support the outstanding slate of nominees I have nominated for election at Quality Systems' annual shareholders' meeting on August 16, 2012.   Then call AST Phoenix Advisors at (800) 581-4729 for information on how to vote the GOLD proxy card. If you have voted the white proxy card, you can revoke it by voting and returning the GOLD proxy card TODAY.

Sincerely,

Ahmed D. Hussein